Exhibit 99

Internet America Notified Regarding ARRA Grant Proposal

(Houston) January 26, 2010-Internet America, Inc. (OTCBB: GEEK) a Houston-based provider of Internet access services, announced today it received notice that its grant proposal under the American Recovery and Reinvestment Act was no longer being evaluated for the first round of funding under the Broadband Technology Opportunities Program. Internet America has learned that it was one of 1,400 applicants to receive such notice from the National Telecommunications and Information Administration recently.

Internet America’s $30.6 million project planned to bring high-speed broadband Internet to 35 rural counties in Southeast Texas had previously received formal recommendation from the State of Texas Department of Agriculture Commissioner Todd Staples.  Among its evaluation criteria the State considered reasonableness of the proposed cost of service, sustainability and the level of service to be provided.  To date we can find no record of any funding approval for applicants in the state of Texas.

On January 15, 2010, the Commerce Department announced availability of an additional $4.8 billion in the second funding round for rural broadband.  The Company is currently evaluating whether to submit an application in this second round of funding.

About Internet America

Internet America is a leading Internet service provider serving the Texas market. Based in Houston, Internet America offers businesses and individuals a wide array of Internet services including broadband Internet delivered wirelessly and over DSL, dedicated high-speed access, web hosting, and dial-up Internet access. Internet America provides customers a wide range of related value-added services, including Fax2email, online backup and storage solutions, parental control software, and global roaming solutions. Internet America focuses on the speed and quality of its Internet services and its commitment to providing excellent customer care. Additional information on Internet America is available on the Company’s web site at http://www.internetamerica.com.

This press release may contain forward-looking statements relating to future business expectations. These statements, specifically including management’s beliefs, expectations and goals, are subject to many uncertainties that exist in Internet America’s operations and business environment. Business plans may change, and actual results may differ materially and without limitation as a result of a number of risk factors. A more detailed list of cautionary statements is included in our other publicly filed reports and documents.